EXHIBIT 99

News Release	For further information contact: Jeff Elliott or Geralyn DeBusk Halliburton Investor Relations 972-458-8000

Dave & Buster’s, Inc. Reports
Fourth Quarter and Fiscal Year 2007 Results

DALLAS—April 24, 2008—Dave & Buster's, Inc., a leading operator of high volume entertainment/dining complexes, today announced results for its fourth quarter and fiscal year ended February 3, 2008.

Highlights for the 13 week fourth quarter of 2007 compared to the 14 week fourth quarter of 2006 were as follows:

•	Total revenue increased 1.0% to $145.4 million from $143.9 million in the fourth quarter of 2006.

•	Same store sales increased 4.0% over the comparable 13 week period in 2006.

•	Operating income increased to $13.1 million from $5.3 million in the fourth quarter of 2006.

Highlights for the 52 week fiscal year 2007 compared to the 53 week fiscal year 2006 were as follows:

•	Total revenue increased 5.1% to $536.3 million from $510.2 million.

•	Same store sales increased 4.1% compared to a 52 week 2006 period.

•	Operating income increased to $21.1 million from $8.0 million.

“We are thrilled that we were able to sustain over 4% same store sales growth throughout Fiscal 2007,” said Steve King, Chief Executive Officer. “Our unique combination of food and games, supported by a strong national cable value message in the Eat and Play Combo, provided our guests an opportunity to escape from their everyday routine for a few hours and have fun at Dave & Buster’s.”

Review of Operating Results

Total reported revenues increased 1.0% to $145.4 million in the fourth quarter of 2007, compared to $143.9 million in the fourth quarter of 2006. Total revenue growth based on the comparable 13 week period in 2006 increased 7.3%, due primarily to a 4.0% increase in comparable store sales. Reported Food and Beverage revenues increased 4.7% while revenues from Amusements and Other increased 10.9%, respectively on a comparable 13 week basis.

Reported revenues for the 52 week fiscal year ended February 3, 2008 increased to $536.3 million from $510.2 million in Fiscal 2006. Total revenue growth based on the52 week 2006 increased 6.9%, due primarily to a comparable stores sales increase of 4.1%. Reported Food and Beverage revenues increased 3.1%, while revenues from Amusements and Other increased 7.6% (increases of 4.9% and 9.4% respectively on a comparable 52 week basis).

EBITDA (Modified) for the fourth quarter of 2007 increased to $27.1 million from $19.6 in the fourth quarter of 2006. Adjusted EBITDA, which excludes non-recurring charges, increased 2.2% to $27.3 million versus $26.7 million in the fourth quarter of 2006.

For the fiscal year 2007, EBITDA (Modified) of $75.9 million increased by $19.2 million versus $56.7 million in fiscal year 2006. Adjusted EBITDA improved 14.8% to $81.0 million in fiscal 2007 versus $70.5 million in fiscal 2006.

“Our outstanding EBITDA performance in 2007 was fueled by strong sales and our operating team’s ability to implement key improvement initiatives throughout the year,” said Mr. King, “We are very pleased with the results of this year and believe our momentum is sustainable into 2008”.

Non-GAAP Financial Measures
A reconciliation of EBITDA (Modified) and Adjusted EBITDA to net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

The Company will hold a conference call to discuss fourth quarter and fiscal year 2007 results on Thursday, April 24, 2008, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). To participate in the conference call, please dial (866) 765-2661 a few minutes prior to the start time and reference code # 43388625. Additionally, a live and archived webcast of the conference call will be available on the Company's Web site, www.daveandbusters.com.

Celebrating over 25 years of operations, Dave & Buster's was founded in 1982 and is one of the country's premier entertainment/dining concepts with 49 locations throughout the United States and in Canada. More information on the Company is available on the Company's website, www.daveandbusters.com.

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company’s business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer spending, changes in demographic trends, unfavorable publicity, our ability to open new complexes, acts of God, and governmental regulations.

DAVE & BUSTER’S, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

ASSETS	February 3, 2008	February 4, 2007

Current assets:
Cash and cash equivalents	$19,046	$10,372
Other current assets	31,494	28,338
Total current assets	50,540	38,710

Property and equipment, net	296,974	316,840

Intangible and other assets, net	148,689	151,263

Total assets	$496,203	$506,813

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$81,206	$70,140

Other long-term liabilities	81,866	86,593

Long-term debt, less current liabilities	242,375	253,375

Stockholders’ equity	90,756	96,705

Total liabilities and stockholders’ equity	$496,203	$506,813

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	13 Weeks Ended February 3, 2008		14 Weeks Ended February 4, 2007

Food and beverage revenues	$81,844	56.3%	$83,013	57.7%
Amusement and other revenues	63,580	43.7%	60,924	42.3%
Total revenues	145,424	100.0%	143,937	100.0%

Cost of products	28,863	19.9%	28,268	19.6%
Store operating expenses	81,215	55.8%	84,980	59.1%
General and administrative expenses	8,775	6.0%	11,189	7.8%
Depreciation and amortization	13,543	9.3%	13,724	9.5%
Startup costs	(31)	0.0%	429	0.3%
Total operating expenses	132,365	91.0%	138,590	96.3%

Operating income (loss)	13,059	9.0%	5,347	3.7%
Interest expense, net	9,618	6.6%	8,095	5.6%

Income (loss) before provision for income taxes	3,441	2.4%	(2,748)	(1.9)%
Provision (benefit) for income taxes	(515)	(0.3)%	(1,805)	(1.2)%
Net income (loss)	$3,956	2.7%	$(943)	(0.7)%

Other information:
Company operated stores open at end of period	49		48

The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBIDTA for the periods shown:

Total net income (loss)	$3,956	$(943)
Add back: Benefit for income taxes	(515)	(1,805)
Interest expense, net	9,618	8,095
Depreciation and amortization	13,543	13,724
Loss on asset disposal	186	153
Stock-based compensation	344	438
EBITDA (Modified) (1)	27,132	19,662
Add back: Startup costs	(31)	429
Wellspring expense reimbursement	187	188
Non-recurring Expenses:
Amusement revenue deferral	-	2,367
Change in insurance estimate
for prior years policy periods	-	3,100
Transaction costs	-	57
Change in control expense	-	898
Adjusted EBITDA (1)	$27,288	$26,701

DAVE & BUSTER’S, INC.
Consolidated Statements of Operations
(dollars in thousands)
(unaudited)

	52 Weeks Ended February 3, 2008 (Successor)		53 Weeks Ended February 4, 2007 (Combined)

Food and beverage revenues	$293,097	54.7%	$284,178	55.7%
Amusement and other revenues	243,175	45.3%	226,023	44.3%
Total revenues	536,272	100.0%	510,201	100.0%

Cost of products	106,745	19.9%	103,927	20.4%
Store operating expenses	316,547	59.0%	306,854	60.2%
General and administrative expenses	38,999	7.3%	38,884	7.6%
Depreciation and amortization	51,898	9.7%	48,220	9.4%
Startup costs	1,002	0.2%	4,350	0.8%
Total operating expenses	515,191	96.1%	502,235	98.4%

Operating income	21,081	3.9%	7,966	1.6%
Interest expense, net	31,183	5.8%	27,713	5.4%

Loss before provision for income taxes	(10,102)	(1.9)%	(19,747)	(3.8)%
Benefit for income taxes	(1,261)	(0.2)%	(8,170)	(1.5)%
Net loss	$(8,841)	(1.7)%	$(11,577)	(2.3)%

Other information:
Company operated stores open at end of period	49		48

The following table sets forth a reconciliation of net loss to EBITDA (Modified) and Adjusted EBIDTA for the periods shown:

Total net loss	$(8,841)	$(11,577)
Add back: Benefit for income taxes	(1,261)	(8,170)
Interest expense, net	31,183	27,713
Depreciation and amortization	51,898	48,220
Loss on asset disposal	1,369	12
Stock-based compensation	1,514	499
EBITDA (Modified) (1)	75,862	56,697
Add back: Startup costs	1,002	4,350
Wellspring expense reimbursement	750	679
Non-recurring Expenses:
Amusement revenue deferral	-	2,367
Change in insurance estimate
for prior years policy periods	-	3,100
Transaction costs	-	1,118
Severance / Change in Control	3,337	2,175
Adjusted EBITDA (1)	$80,951	$70,486

NOTE

(1) EBITDA (Modified), a non-GAAP measure, is defined as net income (loss) before income tax expense (benefit), interest expense (net), depreciation, amortization, loss (gain) on asset disposal and stock-based compensation expense. Adjusted EBITDA, also a non-GAAP measure, is defined as EBITDA (Modified) plus startup costs, Wellspring expense reimbursement, non-cash and non-recurring charges. The company believes that EBITDA (Modified) and Adjusted EBITDA (collectively, “EBITDA - Based Measures”) provide useful information to debt holders regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that the EBITDA - Based Measures are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated EBITDA” as defined in our Senior Credit Facility and indentures relating to the Company’s senior notes. Neither of the EBITDA - Based Measures is defined by GAAP and neither should be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. EBITDA (Modified) and Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.